Exhibit 99.1
GREAT PLAINS ENERGY REPORTS
FULL-YEAR AND FOURTH QUARTER RESULTS FOR 2008

Company Announces Revised 2009 Guidance;
Reduces Quarterly Common Dividend

Kansas City, Mo. (February 10, 2009) — Great Plains Energy (NYSE: GXP) today announced full-year 2008 reported earnings of $152.9 million or $1.51 per share of common stock outstanding, compared with full-year 2007 earnings of $157.6 million or $1.85 per share.  Reported earnings for 2008 included $12.5 million or $0.12 per share from KCP&L Greater Missouri Operations Company (“GMO”), formerly Aquila, Inc., which Great Plains Energy acquired on July 14, 2008.  Reported 2008 earnings also included $35.0 million or $0.35 per share compared with $38.3 million or $0.45 per share in 2007 from the discontinued operations of Strategic Energy.  Great Plains Energy sold Strategic Energy in June 2008.

The average number of shares outstanding for the year increased to 101.2 million shares compared with 85.2 million shares in 2007, primarily as a result of the issuance of 32.2 million shares of Great Plains Energy common stock in connection with the GMO acquisition.  This caused $0.28 per share of dilution in 2008.

Revised Earnings Guidance and Dividend Reduction

In November 2008, Great Plains Energy issued earnings guidance for 2009 of $1.30 to $1.60 per share.  Since that time, the economic climate has deteriorated significantly, resulting in a reduced outlook for customer demand for electricity in the KCP&L and GMO service territories.  In addition, the Company now has improved visibility into the availability and cost of long-term debt financing as well as total debt requirements in 2009, the combined effect of which is expected to significantly increase financing costs.  The Company has targeted operating expense reductions to help offset these factors; however, management no longer considers the prior guidance range representative of 2009 projected earnings performance.  In consideration of these factors, Great Plains Energy is lowering its 2009 earnings guidance to a projected range of $1.10 to $1.40.

In light of the economic and financial market uncertainty, and to reduce the Company’s reliance on external capital to fund its construction expenditures and other activities, the Company’s Board of Directors today declared a quarterly cash dividend of $0.2075 per share on Great Plains Energy common stock, payable on March 20, 2009 to shareholders of record as of February 27, 2009.  The shares will begin to trade ex-dividend on February 25, 2009.  This dividend represents a reduction of $0.2075 per share, or 50% from the quarterly dividend declared in the third quarter of 2008.

 “We realize that announcing lower guidance and a dividend reduction is disappointing to our stockholders; however, the Board’s decision to reduce the dividend is prudent in order to strengthen our earnings, cash flow and credit position so that we can be in a position to better weather the current and anticipated economic and financial market conditions,” said Mike Chesser, Chairman and CEO.  “Reducing the dividend by half will preserve $100 million of capital per year – capital that can be reinvested to grow our regulated utility platform -  and result in yield and payout ratios that are in line with other utilities.  We strongly believe this decision will allow the Company to deliver better long-term shareholder returns and is in the best interest of our stockholders.”

 “In 2008, we also took proactive steps to reduce our business risk and refocus our efforts on our utility roots.  The completion of our acquisition of GMO, the sale of Strategic Energy, and the significant progress we made on our Comprehensive Energy Plan position us with a solid utility platform to provide long-term benefit and value to customers and stockholders as the economy and the financial markets improve,” continued Chesser.

The Board of Directors also declared regular dividends on the Company’s 3.80%, 4.20%, 4.35% and 4.50% series of preferred stock, payable June 1, 2009 to shareholders of record as of May 8, 2009. The shares will begin to trade ex-dividend on May 6, 2009.

Additional details on the earnings guidance revision and the common dividend reduction will be provided during the fourth quarter earnings conference call and webcast.  Access instructions are listed at the end of this release; the presentation will also be available on the Company’s website at www.greatplainsenergy.com

Reported Fourth Quarter Earnings for Great Plains Energy
For the three months ended December 31, 2008, reported earnings were $6.6 million or $0.06 per share compared with $47.7 million or $0.56 per share for the 2007 period.  The discontinued operations at Strategic Energy had earnings of $21.9 million or $0.26 per share in the fourth quarter of 2007.  The average number of shares outstanding increased from 85.8 million in the fourth quarter of 2007 to 118.6 million in 2008, which caused $0.02 per share of dilution.

Core Earnings for Great Plains Energy
Great Plains Energy’s core earnings for the full-year 2008 were $138.5 million or $1.37 per share, compared with $125.9 million or $1.48 per share in 2007.  The increase in 2008 earnings resulted primarily from the addition of the GMO earnings, as well as from new retail rates, increased Allowance for Funds Used During Construction (“AFUDC”), and a litigation settlement in the first quarter at Kansas City Power & Light (“KCP&L”).  These were partially offset by unfavorable summer weather, a decrease in wholesale sales, higher operation and maintenance costs, and increased fuel and purchased power expense at KCP&L.   Shares issued related to the GMO acquisition caused $0.26 of core earnings per share dilution for the year 2008.

Core earnings for the fourth quarter 2008 were $9.3 million or $0.08 per share, compared with $27.5 million or $0.32 per share for the 2007 period. In addition to a loss of $4.9 million or $0.04 for the quarter for GMO, core earnings declined at KCP&L by $18.3 million or $0.26 per share compared to 2007.  The drop at KCP&L was driven by lower wholesale sales volumes and prices, higher depreciation and amortization, and increased operational expenses.  This decline was partially mitigated by new retail rates and increased AFUDC contributions.  In addition, the quarter was impacted by $0.03 of core earnings per share dilution.

The Company believes core earnings provide a more meaningful measure of performance that is comparable among periods because it excludes the effects of the discontinued operations of Strategic Energy, certain unusual items and mark-to-market gains and losses on certain contracts. Reported earnings are reconciled to core earnings in attachments B and C.

Electric Utility Segment (Includes KCP&L and GMO)
Full-Year 2008
Reported earnings for the Electric Utility segment were $143.1 million or $1.41 per share.  Core earnings were $162.8 million or $1.61 per share.  The additional shares issued for the GMO acquisition caused reported dilution of $0.27 per share and core dilution of $0.30 per share.

REPORTED EARNINGS					CORE EARNINGS
Electric Utility Segment					Electric Utility Segment
Year ended December 31, 2008					Year ended December 31, 2008
(in millions except per share amounts)					(in millions except per share amounts)

	2007	2008	2008	2008		2007	2008	2008	2008
	KCP&L	KCP&L	GMO*	Electric Utility*		KCP&L	KCP&L	GMO*	Electric Utility *

Revenues	$1,292.7	$1,343.0	$327.1	$1,670.1	Revenues	$1,292.7	$1,343.0	$327.1	$1,670.1
Earnings	$156.8	$125.2	$17.9	$143.1	Earnings	$146.4	$144.9	$17.9	$162.8
EPS	$1.84	$1.24	$0.17	$1.41	EPS	$1.72	$1.44	$0.17	$1.61
* Reflects GMO results for the period July 14, 2008 through December 31, 2008.

Core earnings for KCP&L declined 1% year-on-year.  Primary positive drivers included the following:
•	Retail revenue, which increased $61.8 million, or 6%, primarily as a result of new retail rates which more than offset unfavorable weather in the third quarter; and
•
The equity component of AFUDC grew $20.0 million over 2007 as the Company’s continued progress on the Iatan 1 and Iatan 2 construction projects led to a 117% increase in Construction Work In Progress during 2008.

These increases were more than offset by a number of items, including the following:
•	Depreciation and amortization expense, which increased 16% or $28.7 million compared to 2007;
•	Purchased power expense, which rose 18% or $18.0 million from 2007 due to two factors:
o	A 26% increase in the average price per MWh purchased due to higher natural gas prices; and
o
An 8% increase in MWh purchases primarily as a result of plant outages in the first half of the year and the Iatan 1 scheduled outage in the fourth quarter for a unit overhaul and environmental upgrades;

•	Interest expense, net of $9.1 million of the debt component of AFUDC, was $5.1 million higher than 2007 due to higher debt levels;
•	Operations and maintenance costs increased $22.5 million or 6% over 2007 primarily attributable to increased plant outage maintenance;
•	Wholesale sales revenue, which was $12.5 million lower than 2007 as a result of plant outages, somewhat offset by higher prices for the full-year; and
•	Fuel expense, which exceeded 2007 levels by $7.8 million or 3% as a result of the impact of higher coal and coal transportation costs.

Fourth Quarter
The Electric Utility segment’s reported and core earnings were $15.7 million or $0.13 per share in the fourth quarter of 2008.  The additional shares issued for the GMO acquisition caused dilution of $0.05 per share for the Electric Utility segment for the quarter.

REPORTED EARNINGS					CORE EARNINGS
Electric Utility Segment					Electric Utility Segment
Fourth Quarter					Fourth Quarter
(in millions except per share amounts)					(in millions except per share amounts)

	2007	2008	2008	2008		2007	2008	2008	2008
	KCP&L	KCP&L	GMO	Electric Utility		KCP&L	KCP&L	GMO	Electric Utility

Revenues	$301.9	$286.7	$157.2	$443.9	Revenues	$301.9	$286.7	$157.2	$443.9
Earnings	$41.7	$16.4	$(0.7)	$15.7	Earnings	$34.7	$16.4	$(0.7)	$15.7
EPS	$0.49	$0.14	$(0.01)	$0.13	EPS	$0.40	$0.14	$(0.01)	$0.13

KCP&L’s fourth quarter revenue decreased 5%, or $15.2 million, compared to a year earlier as a decline of $30.7 million in wholesale revenues overshadowed a $16.2 million increase in retail revenue.  The decline in wholesale revenue was driven by prices that were 3% below the same period in 2007 and a 32% decrease in MWh sales due primarily to the Iatan 1 outage, which began in mid-October and continued through the end of the quarter.  The Iatan 1 outage caused KCP&L’s coal plant equivalent availability and capacity factors for the fourth quarter to decline to 70% and 66%, respectively, compared to 86% and 82%, respectively, last year.

In addition to retail revenue, KCP&L’s earnings were positively impacted in the quarter by increased AFUDC over the same period in 2007.  Other factors beyond wholesale revenue that negatively affected the year-on-year comparison included higher depreciation and amortization expense and higher operational costs.

After operating at equivalent availability and capacity factors of 94% and 76%, respectively in the third quarter of 2008, a planned outage to finalize environmental upgrades at GMO’s Sibley unit caused GMO’s overall equivalent availability and capacity factors to fall to 48% and 41%, respectively, in the fourth quarter.  The outage began in late October and continued through the end of the quarter.

Other Segment
Reported and core results for the Other segment primarily include the Company’s investments in affordable housing and unallocated corporate charges.  Comparative results for the full-year are shown in the table below:

REPORTED EARNINGS			CORE EARNINGS
“Other” Segment			“Other” Segment
Year ended December 31			Year ended December 31
(in millions except per share amounts)			(in millions except per share amounts)

	2007	2008*		2007	2008*
Earnings	$(37.5)	$(25.2)	Earnings	$(20.5)	$(24.3)
EPS	$(0.44)	$(0.25)	EPS	$(0.24)	$(0.24)
* Includes a loss of $0.05 per share or $5.4 million for GMO non-utility operations

The greater 2008 core loss in the “Other” category is primarily a result of a $5.4 million loss from GMO’s non-utility activities.

Reported and core losses for the quarter for the segment were $9.1 million or $0.07 per share and $6.4 million or $0.05 per share, respectively, as detailed below.
REPORTED EARNINGS			CORE EARNINGS
“Other” Segment			“Other” Segment
Fourth Quarter			Fourth Quarter
(in millions except per share amounts)			(in millions except per share amounts)

	2007	2008*		2007	2008*
Earnings	$(15.9)	$(9.1)	Earnings	$(7.2)	$(6.4)
EPS	$(0.19)	$(0.07)	EPS	$(0.08)	$(0.05)
* Includes a loss of $0.03 per share or $4.2 million for GMO non-utility operations

Non-GAAP Financial Measures
Great Plains Energy provides in its earnings releases descriptions of “core earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of core earnings.  Core earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on certain contracts. Core earnings for historical periods are reconciled to GAAP earnings in attachment B and C.  Great Plains Energy is unable to reconcile core earnings guidance to GAAP earnings per share because it does not predict the future impact of unusual items and mark-to-market gains and losses on certain contracts.

Great Plains Energy believes core earnings provide to investors a meaningful indicator of its results that is comparable among periods because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on certain contracts. These items are excluded from core earnings because they may not be indicative of Great Plains

Energy’s prospective earnings potential.  Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as an unusual item, and Great Plains Energy’s definition of core earnings may differ from similar terms used by other companies. The impact of these items could be material to operating results presented in accordance with GAAP.

Core earnings are used internally to measure performance against budget and in reports for management and the Board of Directors and are a component, subject to adjustment, of employee and executive incentive compensation programs.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9 a.m. ET tomorrow, February 11, 2009, to review the Company’s full-year 2008 financial results and business outlook.

A live audio webcast of the conference call, presentation slides, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.

The conference call can be accessed by dialing 877-791-9323 (U.S./Canada) or 706-758-1332 (international) five to ten minutes prior to the scheduled start time.  The confirmation code is 82655211. The call will also be webcast and can be accessed in a listen-only mode on Great Plains Energy’s website at www.greatplainsenergy.com.

A replay and transcript of the call will be available later in the day by accessing the investor section of the company’s website.  A replay of the conference call will also be available for one week following the call by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international).   The confirmation code is 82655211.

The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on Great Plain's investor relations website at: www.greatplainsenergy.com.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light and KCP&L Greater Missouri Operations use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

###
FORWARD-LOOKING STATEMENTS

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of any economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, Kansas City Power & Light (KCP&L) and KCP&L Greater Missouri Operations Company (GMO); changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L and GMO can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; workforce risks, including retirement compensation and benefits costs; the ability to successfully integrate KCP&L and GMO operations and the timing and amount of resulting synergy savings; and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s most recent quarterly reports on Form 10-Q or annual reports on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, director investor relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Ione Villegas, communications specialist, 816-556-2266,
Ione.villegas@kcpl.com

Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year to Date
	December 31		December 31
	2008	2007	2008	2007
Operating Revenues	(millions, except per share amounts)
Electric revenues	$443.9	$301.9	$1,670.1	$1,292.7
Operating Expenses
Fuel	88.7	59.3	311.4	245.5
Purchased power	70.6	20.6	208.9	101.0
Utility operating expenses	115.0	72.4	377.2	295.8
Skill set realignment deferral	-	(8.9)	-	(8.9)
Maintenance	33.0	19.1	122.5	91.7
Depreciation and amortization	68.6	44.7	235.0	175.6
General taxes	31.9	26.6	128.1	114.4
Other	1.4	8.1	12.0	21.1
Total	409.2	241.9	1,395.1	1,036.2
Operating income	34.7	60.0	275.0	256.5
Non-operating income	9.4	2.2	31.9	8.8
Non-operating expenses	(5.6)	(0.9)	(10.8)	(5.6)
Interest charges	(35.7)	(25.7)	(111.3)	(91.9)
Income from continuing operations before income tax expense,
minority interest in subsidiaries and loss from equity investments	2.8	35.6	184.8	167.8
Income tax (expense) benefit	4.6	(8.5)	(63.8)	(44.9)
Minority interest in subsidiaries	(0.2)	-	(0.2)	-
Loss from equity investments, net of income taxes	(0.2)	(0.9)	(1.3)	(2.0)
Income from continuing operations	7.0	26.2	119.5	120.9
Income from discontinued operations, net of income taxes	-	21.9	35.0	38.3
Net income	7.0	48.1	154.5	159.2
Preferred stock dividend requirements	0.4	0.4	1.6	1.6
Earnings available for common shareholders	$6.6	$47.7	$152.9	$157.6

Average number of basic common shares outstanding	118.5	85.7	101.1	84.9
Average number of diluted common shares outstanding	118.6	85.8	101.2	85.2

Basic earnings per common share
Continuing operations	$0.06	$0.30	$1.16	$1.41
Discontinued operations	-	0.26	0.35	0.45
Basic earnings per common share	$0.06	$0.56	$1.51	$1.86

Diluted earnings per common share
Continuing operations	$0.06	$0.30	$1.16	$1.40
Discontinued operations	-	0.26	0.35	0.45
Diluted earnings per common share	$0.06	$0.56	$1.51	$1.85

Cash dividends per common share	$0.415	$0.415	$1.66	$1.66

Attachment B
GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2008	2007	2008	2007
	(millions)
Electric Utility	$15.7	$41.7	$0.13	$0.49
Other	(8.7)	(15.5)	(0.07)	(0.19)
Income from continuing operations	7.0	26.2	0.06	0.30
Strategic Energy discontinued operations	-	21.9	-	0.26
Net income	7.0	48.1	0.06	0.56
Preferred dividends	(0.4)	(0.4)	-	-
Earnings available for common shareholders	$6.6	$47.7	$0.06	$0.56

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$6.6	$47.7	$0.06	$0.56
Reconciling items
Electric Utility - allocation of holding company merger tax benefits	-	(2.3)	-	(0.04)
Electric Utility - skill set realignment costs	-	(5.5)	-	(0.06)
Electric Utility - mark-to-market impact of interest rate hedge	-	0.8	-	0.01
Other - merger transition costs	1.4	4.0	0.01	0.06
Other - valuation allowance	0.7	-	0.01	-
Other - mark-to-market impacts	0.6	4.7	-	0.05
Strategic Energy discontinued operations	-	(21.9)	-	(0.26)
Core earnings	$9.3	$27.5	$0.08	$0.32

Core earnings
Electric Utility	$15.7	$34.7	$0.13	$0.40
Other	(6.4)	(7.2)	(0.05)	(0.08)
Core earnings	$9.3	$27.5	$0.08	$0.32

Attachment C
GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year to Date December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2008	2007	2008	2007
	(millions)
Electric Utility	$143.1	$156.8	$1.41	$1.84
Other	(23.6)	(35.9)	(0.23)	(0.42)
Income from continuing operations	119.5	120.9	1.18	1.42
Strategic Energy discontinued operations	35.0	38.3	0.35	0.45
Net income	154.5	159.2	1.53	1.87
Preferred dividends	(1.6)	(1.6)	(0.02)	(0.02)
Earnings available for common shareholders	$152.9	$157.6	$1.51	$1.85

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$152.9	$157.6	$1.51	$1.85
Reconciling items
Electric Utility - allocation of holding company merger tax benefits	-	(5.7)	-	(0.07)
Electric Utility - skill set realignment costs	-	(5.5)	-	(0.06)
Electric Utility - mark-to-market impact of interest rate hedge	-	0.8	-	0.01
Electric Utility - change in composite tax rate	19.7	-	0.20	-
Other - merger transition costs	(1.6)	6.7	(0.02)	0.08
Other - release of legal reserve	(3.4)	-	(0.03)	-
Other - valuation allowance	0.7	-	0.01	-
Other - mark-to-market impacts	6.1	10.3	0.06	0.12
Other - change in composite tax rate	(0.9)	-	(0.01)	-
Strategic Energy discontinued operations	(35.0)	(38.3)	(0.35)	(0.45)
Core earnings	$138.5	$125.9	$1.37	$1.48

Core earnings
Electric Utility	$162.8	$146.4	$1.61	$1.72
Other	(24.3)	(20.5)	(0.24)	(0.24)
Core earnings	$138.5	$125.9	$1.37	$1.48

Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended December 31, 2008
(Unaudited)

	Consolidated	Electric
	GPE	Utility	Other
	(millions)
Operating revenues	$443.9	$443.9	$-
Fuel	(88.7)	(88.7)	-
Purchased power	(70.6)	(70.6)	-
Other operating expenses	(181.3)	(177.1)	(4.2)
Depreciation and amortization	(68.6)	(68.6)	-
Operating income	34.7	38.9	(4.2)
Non-operating income and expenses	3.8	8.1	(4.3)
Interest charges	(35.7)	(33.2)	(2.5)
Income tax benefit	4.6	1.9	2.7
Minority interest in subsidiaries	(0.2)	-	(0.2)
Loss from equity investments	(0.2)	-	(0.2)
Net income (loss)	$7.0	$15.7	$(8.7)
Earnings (loss) per GPE common share	$0.06	$0.13	$(0.07)

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year to Date December 31, 2008
(Unaudited)

	Consolidated	Electric
	GPE	Utility	Other
	(millions)
Operating revenues	$1,670.1	$1,670.1	$-
Fuel	(311.4)	(311.4)	-
Purchased power	(208.9)	(209.9)	1.0
Other operating expenses	(639.8)	(624.2)	(15.6)
Depreciation and amortization	(235.0)	(235.0)	-
Operating income (loss)	275.0	289.6	(14.6)
Non-operating income and expenses	21.1	21.3	(0.2)
Interest charges	(111.3)	(96.9)	(14.4)
Income tax (expense) benefit	(63.8)	(70.9)	7.1
Minority interest in subsidiaries	(0.2)	-	(0.2)
Loss from equity investments	(1.3)	-	(1.3)
Income (loss) from continuing operations	119.5	143.1	(23.6)
Income from discontinued operations	35.0	-	35.0
Net income	$154.5	$143.1	$11.4
Earnings per GPE common share	$1.51	$1.41	$0.10

Attachment E
GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	December 31
	2008	2007
ASSETS	(millions, except share amounts)
Current Assets
Cash and cash equivalents	$61.1	$24.0
Funds on deposit	10.8	-
Receivables, net	242.3	166.0
Fuel inventories, at average cost	87.0	35.9
Materials and supplies, at average cost	99.3	64.0
Deferred refueling outage costs	12.4	6.5
Refundable income taxes	26.0	16.0
Deferred income taxes	28.6	3.6
Assets held for sale	16.3	-
Assets of discontinued operations	-	487.1
Derivative instruments	4.8	0.7
Prepaid expenses	15.2	11.0
Total	603.8	814.8
Nonutility Property and Investments
Affordable housing limited partnerships	13.9	17.3
Nuclear decommissioning trust fund	96.9	110.5
Other	41.1	7.5
Total	151.9	135.3
Utility Plant, at Original Cost
Electric	7,940.8	5,450.6
Less-accumulated depreciation	3,582.5	2,596.9
Net utility plant in service	4,358.3	2,853.7
Construction work in progress	1,659.1	530.2
Nuclear fuel, net of amortization of $110.8 and $120.2	63.9	60.6
Total	6,081.3	3,444.5
Deferred Charges and Other Assets
Regulatory assets	806.0	400.1
Goodwill	156.0	-
Derivative instruments	13.0	-
Other	38.6	37.4
Total	1,013.6	437.5
Total	$7,850.6	$4,832.1

Attachment E continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	December 31
	2008	2007
LIABILITIES AND CAPITALIZATION	(millions, except share amounts)
Current Liabilities
Notes payable	$204.0	$42.0
Commercial paper	380.2	365.8
Current maturities of long-term debt	70.7	0.3
Accounts payable	418.0	241.4
Accrued taxes	27.7	19.5
Accrued interest	72.4	16.6
Accrued compensation and benefits	29.7	22.1
Pension and post-retirement liability	4.7	1.3
Liabilities of discontinued operations	-	253.4
Derivative instruments	86.2	44.4
Other	43.8	10.2
Total	1,337.4	1,017.0
Deferred Credits and Other Liabilities
Deferred income taxes	387.1	608.0
Deferred investment tax credits	105.5	27.0
Asset retirement obligations	124.3	94.5
Pension and post-retirement liability	426.8	157.2
Regulatory liabilities	209.4	144.1
Other	113.9	74.5
Total	1,367.0	1,105.3
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
119,375,923 and 86,325,136 shares issued, stated value	2,118.4	1,065.9
Retained earnings	489.3	506.9
Treasury stock-120,677 and 90,929 shares, at cost	(3.6)	(2.8)
Accumulated other comprehensive loss	(53.5)	(2.1)
Total	2,550.6	1,567.9
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10.0	10.0
4.50% - 100,000 shares issued	10.0	10.0
4.20% - 70,000 shares issued	7.0	7.0
4.35% - 120,000 shares issued	12.0	12.0
Total	39.0	39.0
Long-term debt	2,556.6	1,102.9
Total	5,146.2	2,709.8
Commitments and Contingencies
Total	$7,850.6	$4,832.1

Attachment F

	Three Months Ended		Year to Date
	December 31		December 31
	2008	2007	2008	2007
Retail revenues (millions)	$379.3	$215.9	$1,409.5	$1,041.5
Wholesale revenues (millions)	$54.4	$82.0	$230.1	$234.0
Average non-firm wholesale price per MWh	$42.13	$43.42	$46.34	$42.47
Wholesale MWh sales (thousands)	1,398	1,949	5,237	5,635
Cooling degree days	21	56	1,196	1,637
Heating degree days	2,077	1,927	5,590	4,925
KCP&L equivalent availability - coal plants	70%	86%	78%	80%
KCP&L capacity factor - coal plants	66%	82%	74%	76%
GMO equivalent availability - coal plants	48%	N/A	66%	N/A
GMO capacity factor - coal plants	41%	N/A	58%	N/A
Equivalent availability - nuclear	100%	100%	83%	100%
Capacity factor - nuclear	100%	100%	83%	100%